Exhibit 30

EXECUTION COPY

TENTH AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT

This Tenth Amendment to the Securities Purchase Agreement (the “Tenth Amendment”) is entered into effective as of November 5, 2010, by and among Cascade Bancorp, an Oregon corporation, (the “Company”), David F. Bolger, in his individual capacity (the “Investor”) and Two-Forty Associates LLC, a New Jersey limited liability company as successor by merger to Two-Forty Associates, L.P. and amends that certain Securities Purchase Agreement, dated October 29, 2009, as amended February 16, 2010, June 1, 2010, June 30, 2010, July 15, 2010, July 30, 2010, August 31, 2010, September 15, 2010, September 29, 2010 and October 29, 2010 (the “Agreement”), between the Company and Investor. All capitalized terms not defined herein shall have the meaning ascribed to such term in the Agreement.

RECITALS

A.           The Agreement contemplates that the Agreement can be terminated in the event that the conditions to Closing are not satisfied on or before November 5, 2010.

B.           The parties wish to further amend the Agreement to provide that the Agreement can be terminated in the event that the conditions to Closing are not satisfied on or before November 12, 2010.

AMENDMENT

In consideration of the mutual promises and undertakings described in this Amendment, the Company, Investor and the other parties hereto, intending to be legally bound, agree as follows:

1.      Purpose. The purpose of this Amendment is to amend and supplement the terms and conditions set forth in the Agreement by incorporating the additional provisions set forth below.

2.      Amendment to Section 5.1.

(a)           Amendment to Subsection 5.1(b).  The Agreement is amended by deleting current Section 5.1(b) in its entirety and replacing it with the following new Section 5.1(b):

(b)           by the Company, upon written notice to the Investor, in the event that the conditions of Closing set forth in Section 1.2(c)(2) are not satisfied on or before November 12, 2010;

(b)            Amendment to Subsection 5.1(d).  The Agreement is amended by deleting current Section 5.1(d) in its entirety and replacing it with the following new Section 5.1(d):

(d)           by the Investor, upon written notice to the Company, in the event that the conditions of Closing set forth in Section 1.2(c)(1) are not satisfied on or before November 12, 2010;

3.       Conflict.  To the extent there is a conflict between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment will govern.

4.       No Further Amendment. Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect. The Company and Investor hereby ratify their respective obligations thereunder.

5.       Third Party Beneficiaries.  This Amendment is for the sole benefit of the parties hereto and their successors and permitted assigns and subject to Section 6.12 of the Agreement, nothing herein expressed or implied will give or be constructed to give to any other person or entity any legal or equitable rights hereunder.

6.       Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.  The parties hereto irrevocably and unconditionally agree that any suit or proceeding arising out of or relating to this Amendment will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the parties agree to submit to the jurisdiction of, and to venue in, such courts.

7.      Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

8.       Counterparts and Facsimile. For the convenience of the parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same instrument.  Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment dated as of the date first set forth above.

CASCADE BANCORP

By:	/s/ Patricia L. Moss
	Name:	Patricia L. Moss
	Title:	CEO

DAVID F. BOLGER

/s/ David F. Bolger

TWO-FORTY ASSOCIATES LLC

By:	/s/ James T. Bolger
	Name:	James T. Bolger
	Title:	Managing Member